Supplement No. 8 dated July 16, 2002 to prospectus dated January 11, 2000


The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from July 31, 2002 to January 31, 2003.